UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS

                               OF

                      CAPITAL GROWTH, INC.


          The undersigned, being the sole duly elected and incumbent director of Capital Growth, Inc., a Nevada corporation (the "Company"), acting pursuant to Section 78.315 of the Nevada Revised Statutes, does hereby consent to and adopt the following resolutions, effective the latest date hereof unless indicated otherwise, to-wit:

          RESOLVED, that the Company does hereby adopt and approve a proposal to offer and sell its securities as otherwise described below, and in connection therewith, does hereby authorize and approve the following:

               (i) The distribution of one common stock purchase warrant for every four shares of common stock owned in the Company (the "Warrants" or "Warrant Distribution") to its stockholders of record on September 14, 2000 (the "Record Date"), with such Warrants to have and be subject to the following terms and conditions, among others:

                    (a)  Termination Date: September 30, 2005;

                    (b)  Exercise Price: $1.00, provided that the
                         Exercise Price can be lowered, in the discretion of the Company; and

                    (c) Redeemable at $0.001 per Warrant at any time upon 30 days written notice if the underlying shares of common stock of the Company have publicly traded on the OTC Bulletin Board or any recognized national medium on which the Company's common stock trades at a price of $3.00 for 10 consecutive days, provided, however, this redemption is subject to there being an effective registration statement (the "Registration Statement") covering the Warrants and/or the underlying shares, that in the Company's discretion, will allow these Warrants to be exercised following any such redemption demand;

            FURTHER, RESOLVED, that it is desirable and in the best interest of the Company that these securities (the Warrants and/or the underlying shares) be registered with the Securities and Exchange Commission and qualified or registered for sale in certain states prior to distribution, and that:

                    (a) The President is hereby authorized to determine the states in which these securities should be registered or qualified and to take all necessary action to accomplish such registration or qualification, along with the filing of the Registration Statement with the Securities and Exchange Commission, and to execute and deliver on the Company's behalf the Registration Statement, state registration statements and/or qualifications and all papers, documents, applications, reports, surety bonds, undertakings, consents or appointments of service of process or otherwise to accomplish these actions; and

                    (c) The execution and filing of any such documents or the doing of any act incident to carrying out the intent of the foregoing resolutions shall conclusively establish the authority therefor from the Company and approval and ratification by the Company of the papers and documents so executed and the actions so taken;

       FURTHER, RESOLVED, that the President or any officer designated by the President is authorized, empowered and directed to take all such further action and to execute, deliver, certify and file all such additional instruments and documents, in the name of the Company, under its seal or otherwise, and to pay all such costs and expenses as such officer shall have approved as necessary or advisable to carry out the intent and accomplish the purposes of the foregoing resolutions and the transactions contemplated thereby, including instructions to the Company's stock transfer agent to issue the securities sold in the offering.


Dated: 08/31/00                           __________________________________
                                          David N. Nemelka, Director